CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 10, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Reports to Shareholders of Foreign Equity Series, Emerging Markets Series, Foreign Smaller Companies Series and Franklin Templeton Non-U.S. Core Equity Series, each a series of Templeton Institutional Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

San Francisco, California
April 26, 2006